EXHIBIT 10.381
SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this "Sublease") is made and entered into as of January 31, 2015 by and between ADK GEORGIA, LLC, a Georgia limited liability company ("Sublessor") and 3223 FALLIGANT AVENUE ASSOCIATES, L.P., a Georgia limited partnership ("Sublessee").
WITNESSETH:

WHEREAS, pursuant to that certain Lease ("Master Lease") dated August 1, 2010, Sublessor leased from William M. Foster ("Lessor") the premises described and defined in the Master Lease as the Property (the "Property"); and

WHEREAS, Sublessee desires to sublease that portion of the Property located at 3223 Falligant Avenue, Thunderbolt, Georgia 31404 consisting of 134 licensed beds and 11 assisted living beds (the "Premises") on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of Ten Dollars and no/100 ($10.00), and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration paid by each party to the other, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Premises. Sublessor does hereby lease to Sublessee, and Sublessee does hereby lease from Sublessor, for the term and upon the conditions hereinafter provided, the Premises.

2.Terms and Conditions. The term of this Sublease shall commence on March 1, 2015 and continue until midnight July 31, 2020 unless sooner terminated as hereinafter provided, subject to (a) the terms of Section 20(h) hereof, and (b) the provisions of Section 20(d) providing for the possible extension thereof (the "Term"). Except to the extent expressly provided to the contrary in this Sublease, and subject to the terms of Section 20 of this Sublease, this Sublease is subject to the Master Lease and all of the terms, covenants, and conditions in the Master Lease are applicable to this Sublease with the same force and effect as if Sublessor were the lessor under the Master Lease and Sublessee were the Sublessor thereunder. If any term or provision of this Sublease imposes an obligation or condition that is different than a term or provision of the Master Lease incorporated into this Sublease, only the obligation or condition stated in this Sublease shall control.

3.Base Rent. During the Term, Sublessee shall pay in advance to Sublessor on or before the 1st day of each month (except for the first payment, which shall be made on the Commencement Date) the following amounts as Base Rent (as defined below):

Lease Year    Base Rent Per Month

Year 1	$150,000.00
Year 2	$151,500.00
Year 3	$153,015.00
Year 4	$154,545.15
Year 5	$156,090.60

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Commencing on the first day of any extended term of this Lease and on the first day of each year thereafter during an extended term, Base Rent payable hereunder shall increase by two percent (2%) over the Base Rent for the previous year.

4.Additional Rent and Other Charges. In addition to Base Rent, Sublessee shall pay to Sublessor, all other charges and additional rent payable by Sublessee under the Master Lease with respect to the Premises.

5.Absolute Net Lease.    All rent payments shall be absolutely net to Sublessor, free of any and all taxes, other charges, and operating or other expenses of any kind whatsoever, all of which shall be paid by Sublessee. Sublessee shall continue to perform its obligations under this Agreement even if Sublessee claims it has been damaged by Sublessor. Thus, Sublessee shall at all times remain obligated under this Agreement without any right of set-off, counterclaim, abatement, deduction, reduction or defense of any kind, except for those available to Sublessor from time to time as tenant pursuant to the Master Lease. Sublessee's sole right to recover damages against Sublessor under this Agreement shall be to prove such damages in a separate action.

6.Payment Terms. All Base Rent and other payments to Sublessor hereunder shall be paid by wire transfer in accordance with Sublessor's wire transfer instructions attached hereto as Exhibit "A", or as otherwise directed by Sublessor from time to time.

7.Security Deposit. Sublessee shall deposit with Sublessor and maintain during the Term the sum of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) as a security deposit (the "Security Deposit") against the faithful performance by Sublessee of its obligations under this Agreement. The Security Deposit shall be paid upon execution of this Sublease. If (i) a Lessee's Default (as defined by Section 15(a) of the Master Lease, but only with respect to Sublessee and the Premises) or (ii) an event of default under this Sublease (as defined in Section 14 below) shall occur, Sublessor may use, apply or retain the whole or any part of the Security Deposit which is necessary for the payment of: (i) any rent or other sums of money which Sublessee has not paid when due after any applicable notice and cure period; (ii) any sum expended by Sublessor on behalf of Sublessee in accordance with the provisions of this Sublease; or (iii) any sum which Sublessor may expend or be required to expend by reason of any such Lessee's Default by Sublessee. If any portion of the Security Deposit is not used, applied or retained by Sublessor for the purposes set forth above, as of the end of the Term, then Sublessor agrees, within thirty (30) days after the expiration of the Term, to refund to Sublessee the entirety of such remaining portion.

8.Late Charges. The late payment of Base Rent or other amounts due under this Sublease will cause Sublessor to lose the use of such money and incur administrative and other expenses not contemplated under this Agreement. While the exact amount of the foregoing is difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Sublessor, if Base Rent or any other amount is not paid within (ten (10) days after the due date for such payment, then Sublessee shall thereafter pay to Sublessor on demand a late charge equal to five percent (5%) of such delinquent amounts and such unpaid amount shall accrue interest from such date at the rate often percent (10%) per annum.

9.Assignment and Subletting. Sublessee shall not, either voluntarily or by operation

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of law, assign this Agreement or further sublet all or any part of the Premises without the prior written consent of Sublessor. Any purported assignment or sublease without such consent shall be null and void and constitute a material breach of this Agreement.

10.Attorney Fees. If there is any legal or arbitration action or proceeding between Sublessor and Sublessee to enforce any provision of this Agreement or to protect or establish any right or remedy of either Sublessor or Sublessee hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all costs and expenses, including reasonable attorneys' fees incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs and expenses will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.

11.Notices. All notices and demands that may be required or permitted by either party to the other shall be in writing. All notices, payments and demands hereunder shall be sent by overnight courier or by certified United States Mail, postage prepaid, addressed as provided below, or to any other place that one party may from time to time designate in a notice to the other party, and shall be deemed to have been received on the date when actually delivered to the addressee or delivery has been rejected.

If to Sublessor:	If to Sublessee:

ADK Georgia, LLC	3223 Falligant Avenue Associates, L.P.
Two Buckhead Plaza	20 Mansell Court East
3050 Peachtree Road, NW	Suite 200
Suite 355	Roswell, GA 30076
Atlanta, Georgia 30335	Attention: General Counsel
Attention: CEO

12.    Personal Property. Sublessee may bring his own articles of personal property to the Premises for use and Sublessee shall have the right to remove any such personal property from the Premises provided that Sublessee, at his expense, shall repair any damages to the Premises caused by such removal or by the original installation thereof. All personal property, fixtures and equipment located at the Premises as of the date of this Sublease (the "Sublessor FF&E") shall remain the property of Sublessor (as between Sublessor and Sublessee) and shall remain at the Premises at the end of the Term, and Sublessee shall have the right to use same during the Term in connection with the operation of the Premises. Any replacements of such Sublessor FF&E made by Sublessee during the Term shall become the property of Sublessor upon the expiration of the Term.

13.    Repairs & Improvements. Sublessor shall not be required to make any repairs or improvements to the Premises. Sublessee shall make no alterations in, or additions to, the Premises in excess of twenty-five thousand dollars ($25,000) without first obtaining, in writing, Sublessor's consent for such alterations or additions. All such alterations or additions shall be at the sole cost and expense of Sublessee and shall become a part of the Premises and shall be the property of Sublessor. Sublessee covenants and agrees that it will take good care of the Premises, its fixtures

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and appurtenances, and suffer no waste or injury thereto and keep and maintain same in good and clean condition, reasonable wear and tear excepted. Sublessee shall be liable for and shall indemnify and hold Sublessor harmless in respect of any claims, liabilities, actions, damage, or injury to Sublessor, the Premises, and property or persons of anyone else, if due to wrongful act or negligence of Sublessee, or Sublessee's agents, employees, licensees or invitees. With respect to work, services, repairs, repainting, restoration, the provision of utilities or HVAC services, or the performance of other obligations required of Lessor under the Master Lease, Sublessor shall, at the written request of Sublessee, request the same from Lessor and use reasonable efforts to obtain the same from Lessor at Sublessee's expense. Sublessee shall reasonably cooperate with Sublessor as may be required to obtain from Lessor any such work, services, repairs, repainting restoration, the provision of utilities or HVAC services, or the performance of any of Lessor's other obligations under the Master Lease with respect to the Premises. Sublessor shall be liable for and shall indemnify and hold Sublessee harmless in respect of any claims, liabilities, actions, damage, or injury to Sublessee, the Premises, and property or persons of anyone else, if due to (a) the wrongful act or negligence of Sublessor, or Sublessor's agents, employees, licensees or invitees, or (b) a default by Sublessor under the Master Lease not resulting from either (i) the nullification or termination of this Agreement based upon Sublessor's entry into this Agreement without having obtained the consent of Lessor, or (ii) a default by Sublessee of its obligations arising under this Sublease.

Additionally, within eighteen (18) months following the commencement of the Term hereunder, Sublessee shall replace the roof of the Premises in accordance with plans and specifications approved by Sublessor and, if required by the Master Lease, Lessor. Sublessee shall perform such work at its sole cost and expense.

14.    Default.

(a)     The following shall be deemed to be events of default by Sublessee: (i) Sublessee shall fail to pay when due any installment of Base Rent or any other charge or assessment against Sublessee pursuant to the terms of this Agreement and such failure shall continue for a period of five (5) business days after Sublessor's written notice to Sublessee thereof; (ii) Sublessee shall fail to comply in every respect with any term, provision, covenant, or warranty made under this Agreement by Sublessee and shall not cure such failure within thirty (30) days after written notice thereof to Sublessee; provided that if any such failure is not curable by its nature within such thirty-day period, then Sublessee shall have such additional time as necessary to cure the same; (iii) Sublessee shall fail to comply in any respect with any term, provision, covenant or warranty under the Master Lease, and such failure results in a default of the Master Lease; (iv) Sublessee shall do, or permit to be done anything which creates a lien upon the Premises which lien is not removed by payment or bond within twenty (20) days after Sublessee receives written notice thereof; or (v) a default under the Affiliated Sublease (as defined in Section 20(h) below) which is not cured within the applicable cure period.

(b)     Upon the occurrence of an aforesaid events of default, Sublessor shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever: (i) terminate this Agreement, in which event Sublessee shall immediately surrender the Premises to Sublessor, and if Sublessee fails to do so, Sublessor may without prejudice to any other remedy which it may have for possession or arrearage in Base Rent, enter upon and take possession of the Premises and expel or remove Sublessee and any other person who may be occupying the Premises or any part thereof, by force, if necessary, as permitted by Georgia law

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without being liable for prosecution or any claim of damages therefor; Sublessee hereby agreeing to pay to Sublessor on demand the amount of all Base Rent and other charges accrued through the date of termination; (ii) enter upon and take possession of the Premises and expel or remove Sublessee and any other person who may be occupying the Premises or any part thereof, by force, if necessary, as permitted by Georgia law, without being liable for prosecution or any claim of damages thereof and, if Sublessor so elects, relet the Premises on such terms as Sublessor may deem advisable, in its sole discretion, without advertisement, and by private negotiations provided that if Sublessor succeeds in re-letting the Premises and receives the rent therefor, Sublessee hereby agrees to pay to Sublessor the deficiency, if any, between all Rent reserved hereunder and the total rental applicable to the Term hereof obtained by Sublessor through such re-letting, and Sublessee shall be liable for Sublessor's expenses in restoring the Premises and all costs incident to such re-letting; (iii) enter upon the Premises by force if necessary as permitted by Georgia law, without being liable for prosecution or any claim of damages therefor, and do whatever Sublessee is obligated to do under the terms of this Agreement; and Sublessee agrees to reimburse Sublessor on demand for any expenses including, without limitation, reasonable attorney's fees which Sublessor may incur in thus effecting compliance with Sublessee's obligations under this Agreement and Sublessee further agrees that Sublessor shall not be liable for any damages resulting to Sublessee from such action.

(c)    Notwithstanding any provision hereof, if Lessor delivers to Sublessor written notice of a default under the Master Lease due to Sublessor having entered into this Sublease without having obtained the consent of Lessor, and such notice of default has not been rescinded by Lessor within ten (10) business days after the later of (1) the receipt thereof by Sublessor and (2) the delivery by Sublessor of same to Sublessee, then Sublessor thereafter shall have the right to terminate this Agreement immediately by delivery of written notice to Sublessee.

(d)    The remedies provided for herein are cumulative and in addition to any other remedy provided by law or at equity. No action taken by or on behalf of Sublessor shall be construed to be an acceptance of a surrender of this Agreement. Forbearance by Sublessor to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

15.    Holding Over. If Sublessee remains in possession of any portion of the Premises after expiration or termination of the Term with or without Sublessor's written consent, Sublessee shall become a Sublessee-at-sufferance, and there shall be no renewal of this Sublease by operation of law. During the period of any such holding over, all provisions of this Sublease shall be and remain in effect except that the monthly rental shall be 150% of the amount of Base Rent payable for the last full calendar month of the Term including renewals or extensions. The inclusion of the preceding sentence in this Sublease shall not be construed as Sublessor's consent for Sublessee to hold over.

16.    Surrender of Premises. Upon the expiration or other termination of this Sublease, Sublessee shall quit and surrender to Sublessor the Premises broom clean in substantially the same condition as at the commencement of the Sublease, reasonable wear and tear only excepted. Sublessee shall have no obligation to remove or restore alterations, modifications or additions to the Premises made with the consent of Sublessor, or made where no such consent is required under this Sublease. Sublessee's obligation to observe or perform this covenant shall survive the expiration or other termination of this Sublease.

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17.    Successors and Assigns. This Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

18.    Entire Sublease. This Sublease sets forth all the Subleases between Sublessor and Sublessee concerning the Premises, and there are no other Subleases either oral or written other than as set forth in this Sublease.

19.    Intentionally Omitted.

20.    Other Provisions of Master Lease.

(a)    Sublease Subordinate to Master Lease. This Sublease is subject and subordinate to the Master Lease. As and to the extent hereinafter provided, all applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessee were the lessee under the Master Lease. Sublessor shall not agree with Lessor to terminate the Master Lease with respect to the Premises without having first obtained the prior written consent of Sublessee. Unless expressly provided for in this Sublease to the contrary, Sublessee assumes and agrees to perform the Sublessor's obligations under the Master Lease during the term of this Sublease with respect to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee by virtue of its payments and reimbursements to Sublessor pursuant to this Sublease. Sublessee shall not cause or suffer any act of negligence that will violate any of the provisions of the Master Lease. If the Master Lease terminates for any reason (other than as a result of a consensual termination by Lessor and Sublessor), this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease; provided, however, that if this Sublease is terminated by Lessor due to a default of Sublessor or Sublessee under the Master Lease or under this Sublease, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination. Sublessee shall provide copies of all reports required under the Master Lease to Sublessor and to Lessor.

(b)    Master Lease Provisions Not Incorporated. Notwithstanding the foregoing or any other provision of this Sublease to the contrary, the following Sections of the Master Lease are not incorporated into this Sublease, and Sublessee shall have no obligation to perform and shall not be bound by them: l(b)(i)-(iii), l(c), l(d), l(e), 6(c), 15, 27 and 30(a).

(c)    Management Contracts. As incorporated into this Sublease, Section 30(b) of the Master Lease is hereby revised to delete the words "or Chris Brogdon" from the first sentence; and the phrase "in which Chris Brogdon, directly or indirectly, has an equity interest" is deleted from the second sentence.

(d)    Sublessor's Renewal Right. If the Master Lease is extended with respect to the Premises, Sublessee shall have the right, but not the obligation, to extend the term of this Sublease through the end of the extended term of the Master Lease upon (i) written notice to Sublessor and (ii) concurrent extension of the Affiliated Sublease. The annual and monthly Base Rent to be paid by Sublessee during an extended term is stated in Section 3, above.

(e)     Casualty. Sublessor shall not exercise its right under Section 8(b) of the Master Lease to terminate the Master Lease with respect to the Premises without the prior written

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consent of Sublessee, which consent Sublessee may withhold in its sole discretion.

(f)    Sublessor Consent: In each case provided herein for the consent or approval of Sublessor, in no event shall Sublessor's consent or approval be unreasonably withheld, conditioned or delayed. If a consent or approval of Lessor is required under the Master Lease, the giving of such consent or approval shall be deemed the consent or approval of Sublessor and no further consent or approval of Sublessor shall be required.

(g)    Sublessor Performance of Master Lease. Sublessor agrees to pay to Lessor installments of rental as required by the Master Lease and to perform all covenants of Lessor arising under the Master Lease that are not the obligation of Sublessee hereunder to perform. Within ten (10) days after receipt of Sublessee's written request, Sublessor shall provide Sublessee commercially reasonable evidence of the payment of all items of rental and other sums due under the Master Lease. Sublessor also shall deliver to Sublessee any written notice of non performance or demand that Sublessor receives from Lessor under the Master Lease within five (5) business days after receiving same. If Sublessor fails to make any payment required under the Master Lease, or otherwise defaults under any provision of the Master Lease, then (i) after five (5) business days written notice to Sublessor, Sublessee shall have the right to cure such default and thereafter (without additional notice required) to pay all amounts due under this Sublease directly to Lessor, and any amount so paid by Sublessee, at the sole written election of Sublessee, shall be credited and offset against amounts Sublessee owes or will owe to Sublessor pursuant to this Sublease; and (ii) upon Sublessee's written demand, Sublessor shall immediately refund to Sublessee any and all amounts paid by Sublessee to Sublessor if Sublessee has repaid such amounts directly to Lessor or, at the sole written election of Sublessee, such amounts shall be credited and offset against amounts Sublessee owes or will owe to Sublessor pursuant to this Sublease. Sublessee shall inform Sublessor in writing of any action on its part to pay or perform directly to Lessor any of Sublessor's obligations under the Master Lease as permitted by this Section.

(h)    Condition to Effectiveness. This Sublease shall not be effective or binding upon the parties and Sublessee shall have no rights or obligations with respect to the Premises unless and until Sublessee obtains all regulatory and other approvals and licenses required for Sublessee to operate the facility as a Medicare and Medicaid enrolled Skilled Nursing Facility located on the Premises (the "Approvals Date"). Additionally, at Sublessee's election, this Sublease shall not be effective or binding upon the parties and Sublessee shall have no rights or obligations with respect to the Premises unless and until the simultaneous effectiveness of that certain Sublease Agreement between Sublessor and 3460 Powder Springs Road Associates, LP dated the same date as this Agreement (the "Affiliated Sublease"). If the Approvals Date does not occur on the first day of a calendar month, then this Sublease shall become effective on the first day of the first full calendar month following the Approvals Date.

21.    Lessor Approval of Agreement. Following the execution and delivery of this Agreement, Sublessor shall use commercially reasonable efforts to obtain the written consent of Lessor to the parties entering into this Agreement, in form and substance reasonably acceptable to Sublessee. Such efforts shall continue after the Approvals Date.

22.    Governing Law and Venue. This Sublease is made pursuant to, and shall be construed and enforced in accordance with, the laws in force in the State of Georgia, and any dispute arising hereunder shall be brought in the courts of Georgia.

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23.    Entire Agreement. The parties hereby understand and agree that this Sublease contains the entire agreement between the parties and cannot be changed or modified except by a written instrument subsequently executed by the parties hereto.

24.    Counterparts. This Sublease may be executed in any number of counterparts, all of which will be considered one and the same Sublease notwithstanding that all parties hereto have not signed the same counterpart. Signatures on this Sublease which are transmitted electronically shall be valid for all purposes. Any party shall, however, deliver an original signature on this Sublease to the other party upon request.

{Signatures on Following Page}

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IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed and delivered as of the day and year first written above.

SUBLESSEE:		SUBLESSOR:

3223 FALLIGANT AVENUE ASSOCIATES, L.P.,		ADK GEORGIA, LLC,
a Georgia limited partnership		a Georgia limited liability company

By:	/s/ James J. Andrews	By:	/s/ William McBride
Name:	James J. Andrews	Name:	William McBride
Title:	President	Title:	Manager

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